UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2018

WINGSTOP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37425	47-3494862
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5501 LBJ Freeway, 5th Floor, Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)
(972) 686-6500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
On November 6, 2018, Wingstop Inc. (the “Company”) and certain of its indirect wholly owned subsidiaries, Wingstop Restaurants Inc., a Texas corporation (“Wingstop Restaurants”), Wingstop Funding LLC, a Delaware limited liability company (the “Issuer”), Wingstop Guarantor LLC, a Delaware limited liability company (“Wingstop Guarantor”), and Wingstop Franchising LLC, a Delaware limited liability company (“Wingstop Franchisor” and, together with the Company, Wingstop Restaurants, the Issuer and Wingstop Guarantor, the “Wingstop Parties”), entered into a Purchase Agreement, dated as of November 6, 2018 (the “Purchase Agreement”), with Barclays Capital Inc. (the “Initial Purchaser”), pursuant to which, among other things, the Issuer, a special purpose subsidiary of the Company, has agreed to issue and sell $320 million of its Series 2018-1 4.97% Fixed Rate Senior Secured Notes, Class A-2 (the “Notes”), in a privately placed securitization transaction under a new indenture to be executed by the Issuer. The offering of Notes was upsized from the previously announced amount of approximately $300 million.
Interest payments on the Notes are payable on a quarterly basis.  The legal final maturity date of the Notes is in December of 2048, but, unless earlier prepaid to the extent permitted under the indenture that will govern the Notes, the anticipated repayment date of the Notes will be in December 2023. If the Issuer has not repaid or refinanced the Notes prior to the anticipated repayment date, additional interest will accrue on the Notes in an amount equal to the greater of (A) 5.00% per annum and (B) a per annum interest rate equal to the excess, if any, by which the sum of (i) the yield to maturity (adjusted to a quarterly bond-equivalent basis) on such anticipated repayment date of the United States Treasury Security having a term closest to 10 years, plus (ii) 5.00%, plus (iii) 1.814%, exceeds the original interest rate of the Notes.
The Purchase Agreement includes customary representations, warranties and covenants by the Wingstop Parties. It also provides that the Wingstop Parties will jointly and severally indemnify the Initial Purchaser against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the sale of the Notes is expected to occur on Wednesday, November 14, 2018, subject to the satisfaction of various closing conditions specified in the Purchase Agreement.
The Initial Purchaser and its affiliates have, from time to time, performed and may in the future perform various advisory, structuring, investment banking, and commercial banking services for the Wingstop Parties for which they received or will receive customary fees and expenses.
The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1.
The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of the Securities Act. This report shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful. This report contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

10.1	Purchase Agreement, dated as of November 6, 2018, by and among the Company, certain indirect subsidiaries of the Company party thereto and Barclays Capital Inc.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Wingstop Inc.

Date:	November 7, 2018	By:	/s/ Michael J. Skipworth
Chief Financial Officer (Principal Financial and Accounting Officer)